Exhibit 99

FOR IMMEDIATE RELEASE

3M to Outline Actions to Address Uncertain Global Economy

Company Adjusts 2008 Guidance; Provides 2009 Outlook

ST. PAUL, Minn. — Dec. 8, 2008 — At an institutional investor and analyst meeting in New York later today, 3M chairman, president and CEO George Buckley will reiterate the company’s long-term commitment to investing in its core businesses and will outline ongoing actions to address a turbulent global economy.

Buckley will reaffirm 3M’s commitment to its core businesses and to continued investments in emerging markets, such as China, India, the Middle East and Latin America, and its efforts to improve its supply chain and capital efficiency.

He will also report on aggressive cost-reduction actions in developed economies.  These actions include additional restructuring in these markets, deferred merit increases, aggressively reducing indirect costs and adjusting capital expenditures.

“Clearly, the current market challenges require intense focus on cash management and on strengthening 3M’s operational execution,” said Buckley. “3M’s strong financial position, our continued investment in R&D and our operational discipline will allow us to take advantage of market opportunities in this environment.”

In the fourth quarter alone, 3M reduced nearly 1,800 positions across the company, mainly in the developed economies of the U.S., Western Europe and Japan. These actions are expected to provide benefits of $170 million in 2009. The company is also rationalizing 10 manufacturing, technical and office facilities around the world.

“During these difficult economic times, we will continue to aggressively manage our costs,” added Buckley.  “We are prepared to implement additional restructuring as economic conditions dictate.”

As a result of economic realities such as the expected 10% decline in Q4 organic volume and the negative effects of currency, the company adjusted its full-year 2008 guidance from an earlier estimate of $5.40 - $5.48 per share to a revised estimate of $5.10 - $5.15 per share, excluding special items. Refer to 3M’s October 21, 2008 press release for a complete list and explanation of special items for the first nine months of 2008.

Given the uncertain duration and depth of the global slowdown, the company estimates full-year 2009 organic volumes to decline in the range of -3% to -7%. In addition, foreign exchange impacts are expected to reduce sales in the range of -6% to -7%. 2009 earnings are estimated to be in the range of $4.50 to $4.95 per share and margins are expected to be consistent with 2008 levels, excluding special items.

A live webcast of the 1:00 p.m. (Eastern Time) meeting will be available on 3M’s Investor Relations home page at http://investor.3m.com. Replays will also be available after the meeting.

Forward-Looking Statements

This presentation contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating fewer productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this presentation is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $24 billion in sales, 3M employs 79,000 people worldwide and has operations in more than 60 countries. For more information, visit www.3M.com.

Media Contact:	Investor Contacts:
Jacqueline Berry	Matt Ginter
3M	3M
(651) 733-3611	(651) 733-8206

Bruce Jermeland
3M
(651) 733-1807